Exhibit 10.48

BGC HOLDINGS, L.P.

FIFTH AMENDMENT

TO AGREEMENT OF LIMITED PARTNERSHIP,

AS AMENDED AND RESTATED

This Fifth Amendment (this “Fifth Amendment”) to the Agreement of Limited Partnership of BGC Holdings, L.P. (the “Partnership”), as amended and restated as of March 31, 2008, and as further amended effective as of March 1, 2009, August 3, 2009, and January 1, 2010 (as amended, the “Agreement”), is executed on December 31, 2010 and is effective as of December 31, 2010.

WITNESSETH:

WHEREAS, the General Partner and the sole Exchangeable Limited Partner wish to make certain modifications to the Agreement; and

WHEREAS, this Fifth Amendment has been approved by each of the General Partner and the sole Exchangeable Limited Partner;

NOW, THEREFORE, the Agreement is hereby amended on the terms set forth in this Fifth Amendment:

Section 1. Definitions

The following definitions in Section 1.01 are hereby amended as described below.

A.	The definition of “Bankruptcy” is hereby amended by substituting the following for the final sentence therein:

“Notwithstanding the foregoing, no event shall constitute the ‘Bankruptcy’ of any Partner with respect to a Unit, as the case may be, unless the General Partner so determines in its sole and absolute discretion; except that an event shall constitute a Bankruptcy, solely with respect to any Unit held by a Partner for which a Post-Termination Payment would be subject to United States income tax, if such event is described above and also accompanied by a severe financial hardship to such Partner resulting from (i) illness or accident to such Partner or his or her family, (ii) loss of Partner’s property due to casualty, or (iii) other extraordinary and unforeseeable circumstances beyond the control of such Partner.”

B.	The definition of “Termination” is hereby amended by adding the following text at the end of the definition:

“Notwithstanding the foregoing, solely with respect to any Unit held by a Partner for which a Post-Termination Payment would be subject to United States income tax, a ‘Termination’ (including the form ‘Terminated’) shall mean the date upon which the facts and circumstances indicate it is reasonably anticipated, as determined by the General Partner, that (i) no further services will be performed by the Partner, or (ii) the level of services that the Partner will perform for the Partnership or any Affiliate in any capacity would permanently decrease to 20% or less of the average level of services performed by such Partner in the immediately preceding 36-month period.”

Section 2. Other Amendments

The General Partner shall have the authority, without the consent of the other Partners other than the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest), to make such other amendments to the Agreement as are necessary or appropriate to give effect to the intent of this Fifth Amendment, including, without limitation, to amend the Table of Contents or to reflect this Fifth Amendment in an Amended and

Restated Agreement of Limited Partnership (and to further amend and/or restate such Amended and Restated Agreement of Limited Partnership to reflect this Fifth Amendment to the extent necessary or appropriate as determined by the General Partner).

Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

BGC GP, LLC

By:	/s/HOWARD W. LUTNICK
Name: Howard W. Lutnick
Title: Chairman and CEO

CANTOR FITZGERALD, L.P., as the sole Exchangeable Limited Partner

By:	/s/HOWARD W. LUTNICK
Name: Howard W. Lutnick
Title: Chairman and CEO

[Signature Page to Fifth Amendment, executed on December 31, 2010 effective as of December 31, 2010, to Agreement of Limited Partnership of BGC Holdings, L.P., as amended and restated from time to time]

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